                                                                    EXHIBIT 4.10

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
              SERIES B 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      OF
                        OBJECTIVE COMMUNICATIONS, INC.

      Objective Communications, Inc. (the "COMPANY") a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, and pursuant to Section 151 of the DGCL, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of Series B 5% Cumulative Convertible Preferred Stock of the Company, as follows:

      RESOLVED, that the Company is authorized to issue up to Nine-Hundred and Fifty-Four Thousand Five-Hundred and Forty-Five (954,545) shares of Series B 5% Cumulative Convertible Preferred Stock (the "SERIES B PREFERRED STOCK"), par value $0.01 per share, with an initial stated value of $5.50 per share (the "STATED VALUE"), which shall have the following powers, designations, preferences and other special rights:

            1. Dividends. (a) Each share of Series B Preferred Stock shall be entitled to receive, in preference to the holders of Junior Securities (as defined herein), cumulative annual dividends at the rate of 5.0% per annum on the Stated Value thereof. Such dividends shall be due and payable annually in arrears on the annual anniversary date of the date on which the shares of Series B Preferred Stock are issued (the "DATE OF ISSUANCE") (each, a "DIVIDEND PAYMENT DATE"), commencing in 1999. Dividends shall accumulate daily on each share of Series B Preferred Stock from the Issuance Date (as defined herein), whether or not earned or declared, until such share of Series B Preferred Stock has been converted or redeemed as herein provided. To the extent dividends are not paid on the applicable Dividend Payment Date, such dividends shall be cumulative and shall compound annually until the date of payment of such dividends. The dividends so payable will be paid to the person in whose name the applicable shares of Series B Preferred Stock (or one or more predecessor shares) are registered on the records of the Company regarding registration and transfers of the Series B Preferred Stock (the "PREFERRED STOCK REGISTER"); provided, however, that the Company's obligation to a transferee of a share of Series B Preferred Stock arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions hereof and the Subscription Agreement, by and between the Company and the Subscribers set forth on the signature pages thereof (the "SUBSCRIPTION AGREEMENT").

                  (b) The dividends are payable in shares of Series B Preferred Stock to the person in whose name the applicable share(s) of Series B Preferred Stock is duly registered on the Preferred Stock Register (the "HOLDER") on the tenth day prior to the applicable Dividend Payment Date and at the address last appearing on the Preferred Stock Register as designated in writing by such Holder thereof from time to time. Such dividends on the shares of Series B Preferred Stock shall be paid on any Dividend Payment Date by increasing the Stated Value of the Series B Preferred Stock by the amount of such dividend such that the amount of such increase in the Stated Value is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were to be paid in cash. Any such increase in the Stated Value shall constitute full payment of such dividend. When any dividend is added to the Stated Value, such dividend shall, for all purposes of the Series B Preferred Stock, be deemed to be part of the Stated Value for purposes of determining dividends thereafter payable hereunder and amounts thereafter convertible into Common Stock hereunder, and all references herein to the Stated Value shall mean the Stated Value, as adjusted pursuant to these provisions.

                  (c) The Company will provide notice setting forth the new Stated Value to each Holder (a "DIVIDEND NOTICE") within fifteen (15) days subsequent to the applicable Dividend Payment Date.

            2.    Preferred Rank.

                  (a) The Series B Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, and dividend rights rank senior and prior in right to (i) each class of common stock, par value $.01 per share (the "Common Stock") of the Corporation, and (ii) any other equity interest (including without limitation, warrants, stock appreciation rights, phantom stock rights, or other rights with equity participation features, or exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms ranks junior to the Series B Preferred Stock (all such classes or series of capital stock or other equity interests referred to in clauses (i) and (ii) hereof are collectively referred to as "JUNIOR SECURITIES").

                  (b) The Series B Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, and dividend rights be pari passu with (i) any series of preferred stock hereafter created, unless such series by its terms ranks junior to the Series B Preferred Stock, and
(ii) any other equity interest (including without limitation, warrants, stock appreciation rights, phantom stock rights, or other rights with equity participation features, or exercisable for or convertible into such capital stock or equity interests) in the Corporation hereafter created that by its terms ranks on a par with or pari passu with the Series B Preferred Stock (all such classes or series of capital stock or other equity interests referred to in clauses (i) and (ii) hereof are collectively referred to as "PARITY SECURITIES").

                  (c) Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, the Company shall not hereafter (i) issue any additional shares of Series B Preferred Stock, (ii) authorize or issue any capital stock that is of senior rank to the Series B Preferred Stock in respect of dividend rights or the preferences as to distributions and payments upon the liquidation, dissolution, winding up or otherwise of the Company, (iii) authorize or issue any Parity Securities (as hereinafter defined) with terms and conditions more favorable than the terms herein, or (iv) authorize or make any amendment to the Company's Certificate of Incorporation or By-laws, which would materially and adversely affect the rights or relative priority of the Holders of the Series B Preferred Stock relative to the holders of Parity Securities or the holders of any other class of capital stock.

                  (c) In the event of the merger, consolidation or other business combination of the Company with or into another corporation, the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger, consolidation or other business combination shall cause a result inconsistent therewith.

            3. Transfers. The shares of Series B Preferred Stock have been issued subject to investment representations of the original purchaser of such shares and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "ACT"), and applicable state securities laws. Prior to due presentment for transfer of each share of Series B Preferred Stock, the Company may treat the Holder as the owner thereof for the purpose of receiving payments as herein provided and all other purposes, and the Company shall not be affected by notice to the contrary.

            4. Definitions. For purposes hereof the following definitions shall apply:

            "AGGREGATE VALUE" shall mean for each share of Series B Preferred Stock, the sum of (a) the Stated Value thereof, plus (b) accumulated but unpaid dividends thereon (whether or not earned or declared).

            "AUTOMATIC CONVERSION EVENT" shall mean that for fifteen (15) consecutive trading days subsequent to the Issuance Date the Closing Price of one share of Common Stock has equalled or exceeded $11.00.

            "CLOSING PRICE" shall mean the price of one share of Common Stock determined as follows:

                  (a) If the Common Stock is listed on the Nasdaq National Market or The Nasdaq SmallCap Market (collectively, "NASDAQ"), the closing bid price, as reported by Bloomberg, L.P. on the date of valuation (or, if there is no closing bid price for such date, the most recent previous closing bid price);

                  (b) If the Common Stock is listed on a national securities exchange, the last reported closing price on such exchange on the date of valuation (or, if there is no last reported closing price on that date, the most recent previous closing bid price);

                  (c) If neither (a) nor (b) apply, but the Common Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the closing bid price on the date of valuation; and

                  (d) If none of clause (a), (b) or (c) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained in good faith by the Board of Directors of the Company for such purpose, taking into consideration among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares or Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

            "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Company.

            "CONVERSION PRICE" shall mean $5.50. The Conversion Price shall be subject to adjustment from time to time ratably for any events set forth in Paragraph 8 hereof.

            "CONVERSION RATE" shall mean the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock determined by the application of the following formula where D equals the accumulated but unpaid dividends (whether or not earned or declared) for each share of Series B Preferred Stock (not previously added to the Stated Value pursuant to Paragraph 1 hereof) as of the Automatic Conversion Date (as defined in Paragraph 6A) or Holder Conversion Date (as defined in Paragraph 6B):

                                Stated Value + D
                             ----------------------
                                Conversion Price

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            "ISSUANCE DATE" shall mean the initial date of issuance of the Series B Preferred Stock.

            "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated as of the Issuance Date, by and between the Company and the Purchasers named therein.

            "REGISTRATION STATEMENT" shall mean the registration statement filed by the Company with the SEC to register the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock.

            "SEC" shall mean the Securities and Exchange Commission and any successor entity thereto.

            5. Paragraph 5 Transactions. If at any time (i) there occurs any merger, consolidation or other business combination of the Company, with or into any other corporation, entity or person (whether or not the Company is the surviving corporation) or there occurs any other corporate reorganization or transaction or series of related transactions, and as a result thereof the shareholders of the Company pursuant to such merger, consolidation, reorganization or other transaction own in the aggregate less than 50% of the voting power and common equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, (ii) the Company transfers all or substantially all of the Company's assets to another corporation or other entity or person, or (iii) a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock (each of the foregoing items (i) to (iii), a "PARAGRAPH 5 TRANSACTION"), then the Holders of the Series B Preferred Stock then outstanding may participate in any such transaction as a class with the common stockholders on the same basis as if the Series B Preferred Stock had been converted one day prior to the announcement date (or record date for such distribution, dividend or offer) of such transaction.

            6A.   Automatic Conversion.  (a)  In the event that an Automatic
Conversion Event occurs, all shares of Series B Preferred Stock then outstanding shall be automatically converted into fully paid, validly issued and nonassessable shares of Common Stock determined in accordance with the terms of this Certificate of Designations by application of the then applicable Conversion Rate. For purposes hereof the date of conversion shall be the trading date immediately succeeding the Automatic Conversion Event (the "AUTOMATIC CONVERSION DATE").

                  (b) Upon the Company's determination that an Automatic Conversion Event has occurred, the Company shall give the Holders written notice of such event within fifteen (15) days subsequent to the Automatic Conversion Date. Such notice shall specify (i) the Automatic Conversion Date and (ii) the place or places to which stock certificates representing the shares of Series B Preferred Stock are to be surrendered for conversion.
Such conversion shall be effected as of the Automatic Conversion Date in accordance with and pursuant to the terms of this Certificate of Designations and in accordance with the procedures set forth in Section 6B(b) of this certificate; provided however, that the Holder shall not be obligated to provide the Conversion Notice to the Company.

                  (c) The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Automatic Conversion Date.

                  (d) Each certificate representing shares of Series B Preferred Stock surrendered to the Company for conversion pursuant to this Paragraph 6A shall, on the Automatic Conversion Date and subject to issuance of the shares of Common Stock issuable upon conversion be cancelled and retired by the Company.

            6B.   Conversion at the Option of the Holder. The Holder shall
have the following conversion rights:

                  (a) Shares of Series B Preferred Stock shall be convertible at any time after the Issuance Date, in whole or in part, at the option of the Holder thereof, into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms herein for such number of shares of Common Stock as determined by the application of the Conversion Rate.

                  (b) In order to convert any shares of Series B Preferred Stock (in whole or in part) into full shares of Common Stock, the applicable Holder shall surrender the stock certificate(s) representing the shares of Series B Preferred Stock to be converted, by either overnight courier or two-day courier, to the principal office of the Company, and shall give written notice in the form of EXHIBIT 1 (the "CONVERSION NOTICE") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office to the effect that such Holder elects to have converted the number of shares of Series B Preferred Stock (plus accumulated but unpaid dividends thereon) specified therein (such notice and election shall be irrevocable by the Holder); provided, however, that the Company shall not be obligated to issue certificate(s) evidencing shares of Common Stock issuable upon such conversion unless either the stock certificate(s) evidencing the shares of Series B Preferred Stock being converted is delivered to the Company as provided above, or if the Holder notifies the Company that such certificate(s) has been lost, stolen or destroyed, such Holder follows such procedures as are set forth in Paragraph
16. If fewer than all of the shares represented by such certificate or certificates is to be converted, the Company shall issue and deliver to or on the order of the Holder thereof, at the expense of the Company, a new certificate or certificates representing the unconverted shares, to the same extent as if the certificate theretofore representing such unconverted shares had not been surrendered on conversion. The effective date of conversion (the "HOLDER CONVERSION DATE") shall be deemed to be the date on which the Company receives by facsimile the Conversion Notice.

                  (c) The Company shall use its best efforts to issue and deliver within three (3) business days after receipt by the Company of such stock certificate(s) evidencing the shares of Series B Preferred Stock being converted, or after receipt of the affidavit, agreement and indemnification as set forth in Paragraph 16, to such Holder, or to its designee, certificates for the number of shares of Common Stock to which such Holder shall be entitled hereunder or, if requested by the Holder, issue such shares in electronic format (i.e., DWAC), together with a certificate, certified by an appropriate officer of the Company, setting forth the calculation of the Conversion Rate and, if appropriate, a new stock certificate evidencing the number of shares of Series B Preferred Stock, if any, not covered by the Conversion Notice. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Holder Conversion Date.

                  (d) Each certificate representing shares of Series B Preferred Stock surrendered to the Company for conversion pursuant to this Paragraph 6B shall, on the Holder Conversion Date and subject to issuance of the shares of Common Stock issuable upon conversion thereof, be canceled and retired by the Company. Upon issuance of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Paragraph
6B, the shares of Series B Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon. Such shares of Series B Preferred Stock shall be retired and shall not be subject to reissuance by the Company.

            7.    Maturity.

                  (a) On the date that is the sixth anniversary of the Issuance Date (the "MATURITY DATE"), the Company shall have the option, in its sole and absolute discretion, to either (i) cause the shares of Series B Preferred Stock then outstanding to be automatically converted into that number of fully paid, validly issued and nonassessable shares of Common Stock determined in accordance with the terms of this Certificate of Designations by application of the then applicable Conversion Rate; or (ii) redeem all of the shares of Series B Preferred Stock then outstanding at the Aggregate Value per share.

                  (b) In the event that the Company elects, pursuant to paragraph 7(a) of this Certificate of Designation, to cause the outstanding shares of Series B Preferred Stock to be converted into shares of Common Stock, the Company shall give the Holders written notice of such election not less than ten (10) days prior to the Maturity Date, and such written notice shall specify (i) the Maturity Date, and (ii) the place or places to which stock certificates representing the shares of Series B Preferred Stock are to be surrendered for conversion. Such conversion shall be effected as of the Maturity Date in accordance with and pursuant to the terms of this Certificate of Designation at the then applicable Conversion Rate and in accordance with the procedures set forth in Section 6B(b) of this certificate; provided, however, that the Holder shall not be obligated to provide the Conversion Notice to the Company.

                  (c) In the event that the Company elects, pursuant to paragraph 7(a) of this Certificate of Designation, to redeem the outstanding shares of Series B Preferred Stock, the Company shall give the Holders written notice of such election not less than ten (10) days prior to the Maturity Date, and such written notice shall specify (i) the Maturity Date,
(ii) the place or places to which stock certificates representing the Series B Preferred Stock are to be surrendered for redemption, and (iii) the redemption price, which shall be equal to the Aggregate Value per share of Series B Preferred Stock as of the Maturity Date. In order to redeem any share of Series B Preferred Stock, the applicable Holder shall surrender the stock certificate(s) representing the share of Series B Preferred Stock called for redemption, by either overnight courier or two-day courier, to the place or places specified in the written notice of redemption, and the Company shall redeem such shares of Series B Preferred Stock (plus any accumulated but unpaid dividend thereon) on the Maturity Date; provided, however, that the Company shall not be obligated to pay the applicable redemption price unless either the certificate evidencing the share of Series B Preferred Stock being redeemed is delivered to the Company as provided above, or if the Holder notifies the Company that such certificate(s) has been lost, stolen or destroyed and follows such procedures as are set forth in Paragraph 16.

                  (d) Each certificate representing shares of Series B Preferred Stock surrendered to the Company for conversion or redemption pursuant to this Paragraph 7 shall, on the Maturity Date and subject to issuance of the shares of Common Stock issuable upon conversion or payment or setting aside for payment of the redemption price payable upon redemption, as the case may be, be canceled and retired by the Company. Upon issuance of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock pursuant to this Paragraph 7, or payment or setting aside for payment of the redemption price payable upon redemption of the shares of Series B Preferred Stock pursuant to this Paragraph 7, as the case may be, the shares of Series B Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon.

                  (e) If the Company elects to cause the Series B Preferred Stock to be converted pursuant to this Paragraph 7, the Company shall use its best efforts to issue and deliver within three (3) business days after receipt by the Company of the stock certificate(s) evidencing the shares of Series B Preferred Stock, or after receipt of the affidavit, agreement and indemnification described in Paragraph 16, to all Holders, or to their designee, a certificate for the number of shares of Common Stock to which each Holder shall be entitled hereunder or, if requested by the Holder, issue such shares in electronic format (i.e., DWAC), together with a certificate, certified by an appropriate officer of the Company, setting forth the calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Maturity Date. If the Company elects to cause the Series B Preferred Stock to be converted pursuant to this Paragraph 7, the Maturity Date shall be deemed a "Holder Conversion Date" for purposes of the Series B Preferred Stock.

            8.    Stock Splits; Dividends; Adjustments; Reorganizations.

                  (a) Stock Splits and Combinations. The Company shall not effect any stock split, subdivision or combination with an effective date within thirty (30) trading days of the Maturity Date.

                  (b) Certain Issuances. (i) In case the Company shall issue shares of Common Stock or rights, options, or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for Common Stock (excluding shares, rights, options, warrants, or convertible or exchangeable securities issued or issuable (i) in any of the transactions with respect to which an adjustment of the Conversion Price is otherwise provided for pursuant to this Section 8, (ii) upon any issuance of securities pursuant to this offering of Series B Preferred Stock or the related warrants granted in connection therewith or the exercise or conversion of securities so issued, (iii) upon exercise of any other outstanding warrants or convertible securities issued by the Company, or (iv) upon issuance or exercise of stock options granted to the directors or employees of the Company pursuant to the Company's 1994 Stock Option Plan or 1996 Stock Incentive Plan) at a price per share (determined, in the case of such rights, options, warrants, or convertible or exchangeable securities, by dividing (x) the total amount received or receivable by the Company in consideration of the sale and issuance of such rights, options, warrants, or convertible or exchangeable securities, plus the minimum aggregate consideration payable to the Company upon exercise, conversion, or exchange thereof, by (y) the maximum number of shares covered by such rights, options, warrants, or convertible or exchangeable securities) lower than the Current Market Price per share of Common Stock, in effect immediately prior to such issuance, then the Conversion Price shall be reduced on the date of such issuance to a price

(calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, (1) the numerator of which shall be an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus
(B) the quotient obtained by dividing the consideration received by the Company upon such issuance by such Current Market Price, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such issuance; provided, however, that no such adjustment shall be made which results in an increase in the Conversion Price. For the purposes of such adjustments, the maximum number of shares which the holders of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to initially subscribe for or purchase or convert or exchange such securities into shall be deemed to be issued and outstanding as of the date of such issuance, and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such rights, options, warrants, or convertible or exchangeable securities, plus the minimum aggregate consideration or premiums stated in such rights, options, warrants, or convertible or exchangeable securities to be paid for the shares covered thereby. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on exercise of such rights, options, or warrants or on conversion or exchange of such convertible or exchangeable securities. On the expiration or the termination of such rights, options, or warrants, or the termination of such right to convert or exchange, the Conversion Price shall be readjusted (but only with respect to the Series B Preferred Stock if converted after such expiration or termination) to such Conversion Price as would have obtained had the adjustments made upon the issuance of such rights, options, warrants, or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights, options, or warrants or upon the conversion or exchange of any such securities; and on any change of the number of shares of Common Stock deliverable upon the exercise of any such rights, options, or warrants or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion, or exchange, including, without limitation, a change resulting from the antidilution provisions thereof. In case the Company shall issue shares of Common Stock or any such rights, options, warrants, or convertible or exchangeable securities for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then the "price per share" and the "consideration received by the Company" for purposes of the first sentence of this Section 8(b)(i) shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive absent manifest error. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

                        (ii)  For the purpose of any computation under this
Section 8(b), the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the 30 consecutive trading days immediately preceding the date in question.

                        (iii) No adjustment in the Conversion Price shall be required if such adjustment is less than $.05; provided, however, that any adjustments which by reason of this

Section 8(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8(b) shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

                  (c) Adjustment for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that the Holders shall receive upon conversion of their Series B Preferred Stock pursuant to Paragraphs 6 and 7 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities had such Holder thereafter, during the period from the date of such event to and including the Automatic Conversion Date or the Holder Conversion Date, retained such securities, subject to all other adjustments called for during such period under this Paragraph 8 with respect to the rights of the Holders. For purposes of this Paragraph 8(c), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of the Series B Preferred Stock if the Automatic Conversion Date or the Holder Conversion Date had been the day preceding the date upon which the Company announced the making of such dividend or other distribution.

                  (d) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 8 or a Paragraph 5 Transaction), then and in each such event each Holder shall thereafter have the right upon conversion to receive the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by Holders of the number of shares of Common Stock which the Holder of shares of Series B Preferred Stock would have received had it converted such shares immediately prior to such recapitalization, reclassification or other change, at the Conversion Price then in effect (the kind, amount and price of such stock and other securities to be subject to adjustments as herein provided). Prior to the consummation of any recapitalization, reclassification or other change contemplated hereby, the Company will make appropriate provision to ensure that each of the Holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such Holder's Series B Preferred Stock, such shares of stock, securities or assets that would have been issued or payable in such recapitalization, reclassification or other change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder's Series B Preferred Stock had such recapitalization, reclassification or other change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In the event of such recapitalization, reclassification or other change, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price for shares of Common Stock) issued in connection with the above described events.

                  (e) Reorganization. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 8) then, as a part of such reorganization, provisions shall be made so that the Holders shall thereafter be entitled to receive upon conversion of its shares of Series B Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive had the holder of shares of Series B Preferred Stock converted such shares immediately prior to such capital reorganization, at the Conversion Price then in effect. In any such case, appropriate adjustments shall be made in the application of the provisions of this Paragraph 8 with respect to the rights of the Holders after such capital reorganization to the extent that the provisions of this Paragraph 8 shall be applicable after that event and be as equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Conversion Price for shares of Common Stock) issued in connection with the above described events.

                  (f) Certain Events. If any event occurs of the type contemplated by the provisions of this Paragraph 8 but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Paragraph 8.

                  (g) Dispute. In the event of a dispute between a Holder and the Company with respect to any of the adjustments required pursuant to the provisions of this Paragraph 8, such Holder shall be entitled to receive the number of shares of Common Stock as to which no dispute exists and, within sixty (60) days of receipt of the Schedule of Computations (as defined below), to submit such dispute to the American Arbitration Association for resolution according to the then applicable rules thereof, which determination shall be final and binding on all parties. If it shall be determined that a Holder should have received additional shares of Common Stock or other securities upon such conversion (the "UNDELIVERED SHARES") then, within three (3) trading days of receipt of written notice of such determination, the Company shall issue to such Holder that number of additional shares of Common Stock or other securities as shall have a value, based upon the then Conversion Price for shares of Common Stock, as shall equal the Undelivered Shares times the Conversion Price for shares of Common Stock on the date of conversion. The cost of such proceeding shall be shared 50% by the Holder involved in such dispute and 50% by the Company, except that the prevailing party, as determined by the arbitrator presiding over the arbitration, shall be entitled to recover reasonable attorney's fees, in addition to other costs and expenses and any other available remedy.

                  (h) Schedule of Computations. The Company shall provide written notice to the Holders of all adjustments pursuant to this Paragraph 8 within three (3) trading days of the occurrence thereof and such notice shall be accompanied by a schedule setting forth a detailed calculation of such adjustments (the "SCHEDULE OF COMPUTATIONS"). If so requested by a Holder, the Company shall provide to such Holder within ten (10) trading days of its request therefor a certificate of concurrence to the Schedule of Computations by the independent certified public accountants of the Company.

            9. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

            10. Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be necessary for the purpose of effecting the conversion of shares of Series B Preferred Stock, which shares shall be free of preemptive rights, for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock, or other securities, upon conversion of all shares of Series B Preferred Stock pursuant hereto.

            11. Taxes. The Company shall pay any and all taxes attributable to the issuance and delivery of Common Stock or other securities upon conversion of the Series B Preferred Stock.

            12. Voting Rights. The Holders shall have no voting rights, except as required by law, including but not limited to the DGCL, and as expressly provided herein.

            13. Liquidation, Dissolution, Winding-Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the Holders of any Common Stock or any Junior Securities, an amount per share of Series B Preferred Stock equal to the Aggregate Value (the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders and any holders of Parity Securities, then each Holder and each Holder of Parity Securities shall receive a ratable percentage of the Preferred Funds in accordance with respective amounts that would be payable in full to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights.

                  (b) The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                  (c) No Holder shall be entitled to receive any amounts with respect thereto upon my liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

            14. No Reissuance of Series B Preferred Stock. No shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued and all such Series B Preferred Stock shall be retired.

            15. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the Series B Preferred Stock set forth herein or the rights of the Holders thereof.

            16. Replacement Certificate. In the event that any Holder notifies the Company that a stock certificate evidencing shares of Series B Preferred Stock has been lost, stolen, destroyed or mutilated, the Company shall issue a replacement stock certificate evidencing the shares of Series B Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original stock certificate evidencing the Series B Preferred Stock, provided that the Holder executes and delivers to the Company an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Series B Preferred Stock stock certificate; provided, however, the Company shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Company to convert or redeem the full principal amount evidenced by such lost, stolen, destroyed or mutilated certificate.

            17. Compliance With Federal and State Securities Laws. Notwithstanding any other provision in this Certificate of Designations, the Holder shall exercise its rights of conversion and redemption hereunder in accordance with Federal and state securities laws then applicable to it, including, without limitation, any restrictions to which the Holder may then be subject as an "affiliate" of the Company (as defined in the Act), if applicable.

            18. Notices. All notices to the Holders of Series B Preferred Stock will be mailed to registered holders of Series B Preferred Stock at their registered addresses as the same shall appear in the Preferred Stock Register on the day fifteen days prior to such mailing.

            19. Descriptive Headings. The descriptive headings appearing herein are for convenience of reference only and shall not alter, limit or define the provisions hereof.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this ___ day of __________, 1998.


                                          OBJECTIVE COMMUNICATIONS, INC.


                                          By:
                                                -----------------------------
                                                Name:
                                                Title:


            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                  EXHIBIT 1

                              CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights (the "CERTIFICATE OF DESIGNATION") of Objective Communications, Inc., a Delaware corporation (the "COMPANY"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to have the Company convert the number of shares of Series B Cumulative Convertible Preferred Stock, par value $.01 per share (the "SERIES B PREFERRED STOCK"), of the Company, indicated below into shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the Series B Preferred Stock specified below as of the date specified below.


  Date of Conversion:
                                               --------------------------------

  Number of Series B Preferred Stock
  to be converted:
                                               --------------------------------

  Stock Certificate no(s). of Series B
  Preferred Stock to be converted:
                                               --------------------------------

Please confirm the following information:

  Conversion Price:
                                               --------------------------------

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Series B Preferred Stock are being converted in the following name and to the following address:

  Issue to:
                                               --------------------------------
                                               --------------------------------
                                               --------------------------------
                                               --------------------------------



  Facsimile Number:
                                               --------------------------------

  Authorization:
                                               --------------------------------
                                               By:
                                                  -----------------------------
                                               Title:
                                                     --------------------------

Dated:
      -----------